Exhibit 4.4
July 29, 2010
Deutsche Bank AG New York Branch
CBC North America—MNC/Industrials
60 Wall Street, Mailstop: NYC 60-4301
New York, New York 10005
Attention: Oliver Schwarz

Re:	Third Amendment dated the date hereof to Loan Agreement dated as of April 1, 2010 (the “Original Loan Agreement”), among Telvent USA, Inc., Telvent Farradyne Inc., Telvent Miner & Miner, Inc., and Telvent Traffic North America Inc. (collectively, the “Borrowers”, and each, a “Borrower”), and Deutsche Bank AG New York Branch (the “Lender”), as amended by that certain letter agreement dated April 7, 2010 (the “First Amendment”), among the Borrowers and the Lender, and as further amended by that certain Second Amendment dated June 29, 2010 (the “Second Amendment”, and together with the Original Loan Agreement and the First Amendment, the “Loan Agreement”), among Telvent USA, Inc., Telvent Farradyne Inc., and Telvent Miner & Miner, Inc.
Ladies and Gentlemen:
     Reference is made to (a) (1) the merger of Telvent Traffic North America Inc. into Telvent Farradyne Inc. on April 13, 2010, as a result of which Telvent Farradyne Inc. became a Borrower for itself and as successor to Telvent Traffic North America Inc., (2) the merger of Telvent Miner & Miner, Inc. into Telvent Farradyne Inc. on June 30, 2010, as a result of which Telvent Farradyne Inc. became a Borrower for itself and also as a successor to Telvent Miner & Miner, Inc., (3) the merger of Telvent USA, Inc. into Telvent Farradyne Inc. on June 30, 2010, as a result of which Telvent Farradyne Inc. became a Borrower for itself and also as a successor to Telvent USA, Inc., as a result of which events described in the foregoing clauses (a)(1), (2) and (3), Telvent Farradyne Inc. became the only existing Borrower under the Loan Agreement, and (4) the name change of “Telvent Farradyne Inc.” to “Telvent USA Corporation” that occurred on June 30, 2010, as a result of which the only existing Borrower’s name became Telvent USA Corporation (the “Existing Borrower”), and (b) the Loan Agreement, which Existing Borrower and Guarantor desire to amend as provided herein. Accordingly, in consideration of the mutual agreements contained in the Loan Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Existing Borrower, Guarantor and Lender hereby agree as follows (capitalized terms used but not defined herein shall have the meanings assigned thereto in the Loan Agreement):
     1. Effective July 29, 2010, the definition of “Commitment Amount” in Section 1.1 of the Loan Agreement shall be amended and restated hereby in its entirety to read as follows:
          “‘Commitment Amount’ means $17,500,000 unless said amount is reduced pursuant to Section 2.7, in which event it means the amount to which said amount is reduced.”

     2. Effective July 29, 2010, the definition of “Commitment Termination Date” in Section 1.1 of the Loan Agreement shall be amended and restated hereby in its entirety to read as follows:
          “‘Commitment Termination Date’ means October 29, 2010, or the earlier date of termination in whole of the Commitment pursuant to Sections 2.7 or 7.2.”
     3. As a result of the mergers of the Borrowers and the change of name of “Telvent Farradyne Inc.” to “Telvent USA Corporation”, as described in the first paragraph hereof, the definition of “Borrower” in Section 1.1 of the Loan Agreement shall be amended and restated hereby in its entirety to read as follows:
          “‘Borrowers’ means Telvent USA Corporation, formerly known as “Telvent Farradyne Inc.” and as successor in interest to Telvent USA, Telvent Miner and Telvent Traffic.”
     4. Existing Borrower and Guarantor represent and warrant to Lender that as of the date hereof (i) no Event of Default or other event that with notice or lapse of time or both would constitute such an Event of Default has occurred and is continuing, and (ii) all representations and warranties contained in the Loan Agreement and herein are true and correct in all material respects as of the date hereof (except where such representations and warranties expressly relate to a specified date, in which case they were true and correct in all material respects as of such earlier date).
     5. The Loan Agreement, as amended hereby, is hereby ratified and confirmed and shall continue in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby, and as the same may be further amended, supplemented or otherwise modified from time to time.
     6. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
     7. If any provision of this Amendment is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.
     8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement. Delivery of an executed signature page of this Amendment by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof.
[Signature pages follow]

Very truly yours,

BORROWER:

TELVENT USA CORPORATION, a Maryland corporation

By:	/s/ Jim Danley

	Name:	Jim Danley

	Title:	Treasury Manager

GUARANTOR: TELVENT GIT, S.A., a Spanish sociedad anonima

By:	/s/ Manuel Fernández

	Name:	Manuel Fernández
	Title:	Chief Finance Officer

[Signature Page to Third Amendment to Loan Agreement dated April 1, 2010, as amended]

ACCEPTED AND AGREED TO:
DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Oliver Schwartz
Name: Oliver Schwartz
Title: Director

By:	/s/ Stefan Freckmann
Name: Stefan Freckmann
Title: Vice President
[Signature Page to Third Amendment to Loan Agreement dated April 1, 2010, as amended]